SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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[ ]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[X]	Soliciting Material Pursuant to Rule 14a-12

HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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For Immediate Release

WALTER HEWLETT MAILS DEFINITIVE PROXY MATERIALS
TO HEWLETT-PACKARD STOCKHOLDERS

Palo Alto, CA, February 5, 2002 – Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, today announced that the mailing of definitive proxy materials to all Hewlett-Packard (NYSE: HWP) stockholders has begun. The following letter from Mr. Hewlett accompanies the proxy materials:

Dear Fellow Hewlett-Packard Stockholder:

         Join us in voting against the merger of Hewlett-Packard with Compaq. We are convinced that this is a bad transaction for all HP stockholders.

         The William R. Hewlett Revocable Trust, like you, has a big stake in the future of HP, and we are urging you to vote against this transaction. The William and Flora Hewlett Foundation and the William R. Hewlett Revocable Trust, which together own approximately $2.4 billion in HP shares, and the David and Lucile Packard Foundation, which owns approximately $4.4 billion in HP shares, have already indicated their opposition to the merger.

DON’T VOTE FOR A BET-THE-COMPANY TRANSACTION.

         HP is a strong company. HP is not in crisis. Don’t bet the Company on the Compaq transaction. It would be a mistake to become the world’s largest commodity computing company, more than doubling HP’s exposure to the troubled PC business. That would be a crisis.

•	Why would you want to invest in Compaq, whose own CEO, Michael Capellas, admits that 45% of its revenues are in a “rotten business?”(1)

•	Why would you want to invest in a company where 64% of its total revenues and 83% of its hardware business are in low-end commodity computing?

•	Why would you want to invest in a business that suffers from overcapacity and is plagued by reduced demand on a global basis?(2)

•	Why would you want to invest in the combined HP-Compaq company when antitrust regulators don’t “expect HP-Compaq to derive any real benefits from this merger, which is why they’re approving it?”(3)

•	Why would you want to pay 51.6 times CY 2002 earnings for a company that mostly sells PCs and low-end servers and is losing money in those businesses?

AND WHY ON EARTH WOULD YOU PAY $25 BILLION FOR IT?

         You wouldn’t. And you shouldn’t. That is why we urge you to vote “AGAINST” the proposed transaction and return the GREEN proxy card.

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         Neither HP management nor Compaq management has ever successfully integrated a large computing acquisition, let alone a transaction of this size. Why would you trust them when Compaq has lost approximately 60% of its shareholder value since its attempt to integrate its $9.4 billion acquisition of Digital Equipment Corporation (DEC) in 1998? HP assumes successful execution of the Compaq transaction, believing that they will succeed where others have failed. Why should you bet your company on that?

         Wall Street analysts’ forecasts, industry precedent transactions and careful analysis of the pro forma economic impact of the merger all reveal the flaws in this proposed transaction. Our analysis confirms that the financial effect of this transaction will be negative for HP stockholders — as the market also clearly signaled when it reacted very negatively to the announcement of the transaction.

         The market has made it resoundingly clear that this combination destroys value for stockholders:

•	HP’s stock dropped 18.7% when HP announced the proposed Compaq transaction.

•	HP’s stock went up 17.3% when we announced our opposition to the proposed Compaq transaction.

•	HP’s stockholders have lost $7 billion relative to an index of comparable companies since the proposed Compaq transaction was announced.

DON’T VOTE FOR THIS MERGER UNLESS YOU
WANT TO RISK LOSING A LOT MORE.

         HP stockholders have a clear choice: vote to merge with Compaq, struggle to survive the turnaround of the PC business and re-run the failed Compaq/DEC strategy or vote “AGAINST” the merger and tell the HP board and management to do something a lot smarter.

         WE ARE CONVINCED THERE IS A BETTER PATH — HP was on it when the company spun off Agilent. At that time, the Company noted that it was “creating two distinct and strategically focused enterprises... able to better focus on growth in their individual markets . . . [and] well-positioned to build value for their stockholders, customers and employees.”(4)

To stay on that path, HP must:

•	focus on technology and innovation — not merger integration;

•	focus on imaging and printing — not commodity computing;

•	focus on areas of strength in the enterprise — not commodity computing;

•	focus on fixing problems — not creating them;

•	focus on building good businesses — not acquiring or expanding bad ones;

•	focus on treating employees as assets — not liabilities; and

•	FOCUS on stockholder value — not bigger, but better.

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HP SHOULD FOCUS ON CREATING VALUE WITH ITS PROFITABLE
BUSINESSES AND SOLVING ITS OWN PROBLEMS — NOT DILUTING
VALUE AND TAKING ON COMPAQ’S MUCH BIGGER PROBLEMS.

         HP has many strengths to build on — a leading position in the very attractive imaging and printing market, a great consumer brand, a strong reputation with enterprise customers and a prodigious source of innovation in HP Labs. HP’s results in the fourth quarter, and we expect, its upcoming quarter to be announced on February 13, demonstrate the underlying strength of the company, pointing out the inherent fallacy of a bet-the-company merger with Compaq. Remember that HP had operating cash flow of $1.8 billion in the fourth quarter alone.

         With hard work, strong leadership and a clear focus on stockholder value, HP can do far better for its stockholders than acquiring Compaq.

THIS VOTE IS ABOUT STOCKHOLDER VALUE —
NOTHING MORE, NOTHING LESS.

         We strongly recommend that you vote “AGAINST” the proposed transaction and return the GREEN proxy card. The future of HP is in your hands and we believe that future will be best served without the burden of acquiring and integrating Compaq. Your choice is clear.

         Thank you for your support,

Very truly yours,

WALTER B. HEWLETT

1	Video broadcast to Hewlett Packard employees by Michael Capellas and Carly Fiorina, filed by Hewlett Packard Company Pursuant to Rule 425 Under the Securities Act of 1933 and Deemed Filed Pursuant to Rule 14a-12 Under the Securities Exchange Act of 1934, Subject Company: Compaq Computer Corporation, Commission File No: 1-9026, 12/21/01

2	Presentation by Compaq Computer Corporation to ISS, filed by Compaq Computer Corporation Pursuant to Rule 425 Under the Securities Act of 1933 and Deemed Filed Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, Subject Company: Compaq Computer Corporation, Commission File No.: 1-09026, 1/29/02

3	Wall Street Journal Europe, “Mario Monti’s Kiss of Death”, 2/4/02, permission to use quotation neither sought nor obtained

4	Agilent announcement press release, “HP Announces Strategic Realignment to Create Two Companies,” issued 3/2/99

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         If you have any questions about the proxy solicitation or need additional information about the HP stockholders’ meeting, please contact MacKenzie Partners, Inc. as set forth below.

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
(212) 929-5500 (call collect)
or
TOLL-FREE (800) 322-2885

About Walter B. Hewlett

         Walter B. Hewlett serves as Chairman of The William and Flora Hewlett Foundation, where he has been a director since its founding in 1966. Mr. Hewlett is also a trustee of the William R. Hewlett Revocable Trust. He has served since 1987 on the Board of Directors of Hewlett-Packard Company and since 1999 on the Board of Directors of Agilent Technologies, Inc. He was elected to the Board of Overseers of Harvard University in 1997. In 1994, Mr. Hewlett participated in the formation of Vermont Telephone Company of Springfield, Vermont and currently serves as its Chairman. He founded the Center for Computer Assisted Research in the Humanities in 1984, and currently serves as a director of the Center. He also serves on the boards of The Public Policy Institute of California and The Packard Humanities Institute. Mr. Hewlett is the son of the late Hewlett-Packard Company co-founder, William R. Hewlett. Mr. Hewlett holds advanced degrees in music, engineering, and operations research from Stanford University and an A.B. cum laude in physics from Harvard University.

For more information, please visit our website at www.votenohpcompaq.com

Hewlett-Packard stockholders of record as of January 28, 2002 will be entitled to vote at a Special Meeting of Stockholders scheduled to be held on March 19, 2002 in Cupertino, California.

ADDITIONAL IMPORTANT INFORMATION

On December 27, 2001, Walter B. Hewlett, Edwin E. van Bronkhorst and The William R. Hewlett Revocable Trust (the “Trust”) filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of Hewlett-Packard Company in connection with a meeting of stockholders of Hewlett-Packard to be held for the purpose of voting on various matters relating to the possible merger transaction involving Hewlett-Packard and Compaq Computer Corporation (the “Proposed Merger”). This preliminary proxy statement was revised by Amendment No. 1 to the Schedule 14A filed with the Securities and Exchange Commission on January 14, 2002, and by

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Amendment No. 2 to the Schedule 14A filed with the Securities and Exchange Commission on February 4, 2002 (“Revised Preliminary Proxy Statement”). Mr. Hewlett, Mr. van Bronkhorst and the Trust will prepare and file with the Securities and Exchange Commission a definitive proxy statement relating to their opposition to the Proposed Merger and may file other proxy solicitation materials regarding the Proposed Merger. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Revised Preliminary Proxy Statement is, and the definitive proxy statement (when it becomes available) will be, available for free at www.sec.gov, along with any other relevant documents. You may also obtain a free copy of the Revised Preliminary Proxy Statement, or the definitive proxy statement (when it becomes available), by contacting MacKenzie Partners at 212-929-5500, or by sending an email to proxy@mackenziepartners.com. Information regarding the names, affiliation and interests of persons who may be deemed to be participants in our solicitation of proxies of Hewlett-Packard’s stockholders is available in the Revised Preliminary Proxy Statement.

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Contacts:

Joele Frank / Todd Glass
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449